                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the registrant   |X|
Filed by a party other than the registrant   |_|

Check the appropriate box:
|_|   Preliminary proxy statement.            |_|  Confidential, for use of the
|X|   Definitive proxy statement.                  Commission only (as permitted
|_|   Definitive additional materials.             by Rule 14a-6(e)(2)).
|_|   Soliciting material under Rule 14a-11(c) or Rule 14a-12.

                                MULTEX.COM, INC.
 ------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


 ------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

|X|   No fee required
|_|   Fee computed on table below per Exchange Act Rules 14a-(6)(i) (1) and
      0-11.
      (1)   Title of each class of securities to which transaction applies.

            ------------------------------------------------------------------
      (2)   Aggregate number of securities to which transaction applies:

            ------------------------------------------------------------------
      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it is determined):

            ------------------------------------------------------------------
      (4)   Proposed maximum aggregate value of transaction:

            ------------------------------------------------------------------
      (5)   Total fee paid:

            ------------------------------------------------------------------
|_|   Fee paid previously with preliminary materials.
|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
      (1)   Amount Previously Paid:

            ------------------------------------------------------------------
      (2)   Form, Schedule or Registration Statement No.:

            ------------------------------------------------------------------
      (3)   Filing Party:

            ------------------------------------------------------------------
      (4)   Date Filed:

            ------------------------------------------------------------------

                                [MULTEX.COM LOGO]


                                MULTEX.COM, INC.
                          100 WILLIAM STREET, 7TH FLOOR
                            NEW YORK, NEW YORK 10038



May 29, 2000

Dear Multex.com Stockholders:

      On behalf of the Board of Directors of Multex.com, Inc., I cordially invite you to attend our Annual Meeting of Stockholders, which will be held on June 29, 2000 at 10:00 A.M. (New York City time) at our offices at 100 William Street, 7th Floor, New York, New York 10038.

      At this year's meeting, you will vote on (i) the election of three directors; (ii) an amendment to our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from 50,000,000 to 200,000,000; (iii) amendments to our 1999 Stock Option Plan that will increase the number of shares reserved for issuance; and (iv) ratification of the appointment of Ernst & Young LLP as independent public accountants. We have attached a notice of meeting and a proxy statement that contains more information about these proposals.

      You will also find enclosed a proxy form appointing proxies to vote your shares at the Annual Meeting. Please sign, date and return your proxy form as soon as possible so that your shares can be represented and voted in accordance with your instructions even if you cannot attend the Annual Meeting in person.


                                          Sincerely,




                                          ISAAK KARAEV
                                          CHAIRMAN OF THE BOARD AND
                                          CHIEF EXECUTIVE OFFICER

                                MULTEX.COM, INC.
                          100 WILLIAM STREET, 7TH FLOOR
                            NEW YORK, NEW YORK 10038

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 29, 2000


TO THE STOCKHOLDERS OF MULTEX.COM, INC.:

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Multex.com, Inc., a Delaware corporation (the "Company"), will be held at the Company's offices, 100 William Street, 7th Floor, New York, New York, 10038 on June 29, 2000 at 10:00 A.M. (New York City time) for the following purposes, as more fully described in the Proxy Statement accompanying this notice:

      (1) To elect three (3) Class I directors to serve until the 2003 Annual Meeting of Stockholders or until their respective successors shall have been duly elected and qualified;

      (2) To approve an amendment to the Company's Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from 50,000,000 to 200,000,000;

      (3) To approve amendments to the Company's 1999 Stock Option Plan (the "Plan") to increase the number of shares of Common Stock available under the Plan by an additional 3,500,000 shares and to increase the number of shares by which the share reserve under the Plan will automatically increase on the first trading day in each calendar year from three percent (3%) of the shares of Common Stock outstanding on the last trading day of the immediately preceding calendar year to five percent (5%) of such outstanding shares, subject to a maximum annual increase of 900,000 shares;

      (4) To ratify the appointment of Ernst & Young LLP as independent public accountants of the Company for the fiscal year ending December 31, 2000; and

      (5) To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

      Only stockholders of record at the close of business on May 22, 2000 will be entitled to notice of, and to vote at, the Annual Meeting. The stock transfer books of the Company will remain open between the record date and the date of the Annual Meeting. A list of stockholders entitled to vote at the meeting will be available for inspection at the Annual Meeting and for a period of ten days prior to the meeting during regular business hours at the offices of the Company listed above.

      All stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you plan to attend the Annual Meeting, your vote is important. To assure your representation at the Annual Meeting, please sign and date the enclosed proxy form and return it promptly in the enclosed envelope, which requires no additional postage if mailed in the United States or Canada. Should you receive more than one proxy form because your shares are registered in different names and addresses, each proxy form should be signed and returned to assure that all your shares will be voted. You may revoke your proxy at any time prior to the Annual Meeting. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

      The Proxy Statement and the accompanying proxy form are being mailed beginning on or about May 30, 2000 to stockholders entitled to vote. The Company's 1999 Annual Report to Stockholders is being mailed with the Proxy Statement.

                                          By Order of the Board of Directors

                                          CURTIS CARMACK
                                          SECRETARY

New York, New York
May 29, 2000


      YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY FORM AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

                                MULTEX.COM, INC.
                          100 WILLIAM STREET, 7TH FLOOR
                            NEW YORK, NEW YORK 10038

                                 PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 29, 2000

GENERAL

      The enclosed Proxy is solicited on behalf of the Board of Directors of Multex.com, Inc., a Delaware corporation, for use at the Annual Meeting of Stockholders to be held on June 29, 2000. The Annual Meeting will be held at 10:00 A.M. (New York City time) at the Company's offices, 100 William Street, 7th Floor, New York, New York 10038. These proxy solicitation materials were mailed on or about May 30, 2000 to all stockholders entitled to vote at the Annual Meeting.

VOTING

      The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice and are described in more detail in this Proxy Statement. On May 22, 2000, the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting, 30,297,706 shares of the Company's Common Stock, par value $0.01, were issued and outstanding. No shares of the Company's preferred stock, par value $0.01, were outstanding. Each stockholder is entitled to one vote for each share of Common Stock held by such stockholder on May 22, 2000. Stockholders may not cumulate votes in the election of directors.

      All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business. If a quorum is present, the three nominees who receive the greatest number of votes properly cast will be elected as Class I Directors. Neither abstentions nor broker non-votes will have any effect on the outcome of voting with respect to the election of directors. Abstentions will be counted towards the tabulations of votes cast on proposals presented to the stockholders and will have the same effect as negative votes, whereas broker non-votes will not be counted for purposes of determining whether a proposal has been approved.

PROXIES

      If the enclosed form of Proxy is properly signed and returned, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If the Proxy does not specify how the shares represented thereby are to be voted, the Proxy will be voted FOR the election of the directors proposed by the Board unless the authority to vote for the election of such directors is withheld and, if no contrary instructions are given, the Proxy will be voted FOR the approval of Proposals 2, 3 and 4 described in this Proxy Statement, as well as all other matters as may properly come before the Annual Meeting. You may revoke or change your Proxy at any time before the Annual Meeting by filing with the Secretary of the Company, at the Company's principal executive offices at 100 William Street, 7th Floor, New York, New York 10038, a notice of revocation or another signed Proxy with a later date. You may also revoke your Proxy by attending the Annual Meeting and voting in person.

SOLICITATION

      The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the Proxy and any additional solicitation materials furnished to the stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, the Company may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, telegram or other means by directors, officers or employees of the Company. No additional compensation will be paid to these individuals for any such services. Except as described above, the Company does not presently intend to solicit proxies other than by mail.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

      Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company's 2001 Annual Meeting must be received no later than January 29, 2001 in order that they may be included in the proxy statement and form of proxy relating to that meeting. Proposals should be sent to Multex.com, Inc., 100 William Street, 7th Floor, New York, NY 10038,
Attention: Corporate Secretary. In addition, the proxy solicited by the Board of Directors for the 2001 Annual Meeting will confer discretionary authority to vote on any stockholder proposal presented at that meeting unless the Company receives notice of such proposal on or before April 14, 2001.

                   MATTERS TO BE CONSIDERED AT ANNUAL MEETING

                                  PROPOSAL ONE

                              ELECTION OF DIRECTORS

GENERAL

      The Company's Certificate of Incorporation provides for a classified Board of Directors consisting of three classes of directors with staggered three-year terms, with each class consisting, as nearly as possible, of one-third of the total number of directors. The Board currently consists of eight persons. Class I currently consists of three directors, whose term of office expires at the Annual Meeting. The directors elected to Class I will each serve for a term of three years, expiring at the 2003 Annual Meeting of Stockholders or until each of their successors have been duly elected and qualified. The nominees listed below are currently directors of the Company. If this proposal is approved, the Board will consist of eight persons, with two classes consisting of three directors each (Classes I and III) and the third class consisting of two directors (Class II).

      The nominees for election have agreed to serve if elected, and management has no reason to believe that such nominees will be unavailable to serve. In the event any of the nominees is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who may be designated by the present Board of Directors to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR each of the nominees named below.

NOMINEES FOR TERM ENDING UPON THE 2003 ANNUAL MEETING OF STOCKHOLDERS (CLASS
I)

      GEORGE F. RICK ADAM, JR., 53, has served as a director of Multex.com since July 1999. Mr. Adam is the founder, Chairman and Chief Executive Officer of New Era of Networks Inc., a provider of enterprise application integrating software solutions. From 1987 to 1993, Mr. Adam was a general partner of Goldman Sachs & Co. where he was responsible for information technology, back office operations and general services. Prior to joining Goldman Sachs, Mr. Adam served as the Chief Information Officer and Vice President of Personnel at Baxter Healthcare Corp. from 1980 to 1987.

      I. ROBERT GREENE, 40, has served as a director of Multex.com since July 1996. He is currently a Managing Partner at Flatiron Partners. From January 1999 through June 1999, Mr. Greene was a general partner of Chase Capital Partners, a global private equity organization. From August 1994 to December 1998, he was a Principal with Chase Capital Partners. From 1988 to July 1994, Mr. Greene was an Associate, a Director and a Principal of Prudential Equity Investors. Chase Capital Partners is a General Partner of Chase Venture Capital Associates LLC, which is a significant stockholder of Multex.com.

      JAMES M. TOUSIGNANT, 39, co-founded Multex.com in April 1993 and has served as Multex.com's President and a director since June 1999. Mr. Tousignant served as Multex.com's Executive Vice President from December 1998 to June 1999 and as Multex.com's Senior Vice President from April 1993 to December 1998. Before founding Multex.com, Mr. Tousignant was Senior Director of Sales in the Brokerage Services Information Group of ADP, a provider of front-office market data services and back-office processing to the financial services industry, from 1989 to April 1993.

CONTINUING DIRECTORS FOR TERM ENDING UPON THE 2001 ANNUAL MEETING OF STOCKHOLDERS (CLASS II)

      LENNERT J. LEADER, 45, has served as a director of Multex.com since December 1998. Mr. Leader is President of America Online Investments. Mr. Leader is also a member of the board of directors of iVillage, Inc., an Internet community company. Mr. Leader served as Senior Vice President, Chief Financial Officer and Treasurer of America Online, Inc. from September 1989 until July 1998 and was Chief Accounting Officer from October 1993 until July 1998. Prior to joining America Online, Mr. Leader was Vice President, Finance, of Legent Corporation, a computer software and services company, from March 1989 to September 1989. He also served as Chief Financial Officer of Morino, Inc., a computer software and services company, from 1986 to March 1989 and as its Director of Finance from 1984 to 1986. Prior to joining Morino, Inc. in 1984, he was an audit manager at Price Waterhouse. America Online, Inc., which is an affiliate of America Online Investments, is a significant stockholder of Multex.com.

      DEVIN N. WENIG, 33, replaced Herbert L. Skeete as a director of Multex.com in February 2000. Mr. Wenig is Managing Director, Global Marketing at Reuters Information, which is an affiliate of Reuters Limited and Reuters America, Inc., which is a significant stockholder of Multex.com. Reuters Limited and Multex.com are joint venturers in Multex Investor Europe. Mr. Wenig is also chairman of the board of directors of Nastech Pharmaceutical Company Inc., a biotech pharmaceutical company. Mr. Wenig served from 1994 through the present in various management positions at Reuters America, including most recently as Executive Vice President, Marketing. Prior to joining Reuters, Mr. Wenig practiced law at the New York firm of Cravath, Swaine & Moore from 1991 to 1994.

CONTINUING DIRECTORS FOR TERM ENDING UPON THE 2002 ANNUAL MEETING OF STOCKHOLDERS (CLASS III)

      HOMI M. BYRAMJI, 47, has served as a Senior Vice President and a director of Multex.com and President of Market Guide Inc. since September 1999. Prior to joining Multex.com, Mr. Byramji had been the President and Chief Executive Officer of Market Guide since 1992.

      ISAAK KARAEV, 53, co-founded Multex.com in April 1993 and has served as Chief Executive Officer and a director of Multex.com since that time. In addition, Mr. Karaev served as Chairman of the Board of Directors from Multex.com's inception to October 1996 and has served as Chairman of the Board of Directors since April 1998. Before founding Multex.com, Mr. Karaev was the Senior Vice President for Advanced Systems Development in the Brokerage Services Information Group of ADP from 1989 to April 1993.

      JOHN TUGWELL, 59, has served as a director of Multex.com since July 1999. Since October 1997, Mr. Tugwell has provided consulting services on strategic and financial issues to family-owned and middle market companies in the metropolitan New York region. From April 1996 to April 1997, Mr. Tugwell served as President and Chief Executive Officer of Fleet Bank N.A. after its acquisition of NatWest Bancorp Inc. in 1996. Prior to this acquisition, Mr. Tugwell served as President and Chief Executive Officer of NatWest Bancorp, a 400-branch financial services company.

BOARD COMMITTEES AND MEETINGS

      The Board of Directors held four meetings and acted by unanimous written consent on three occasions during the fiscal year ended December 31, 1999 (the "1999 Fiscal Year"). The Board of Directors has an Audit Committee, a Compensation Committee and an Executive Committee. Each director attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board on which such director served during the 1999 Fiscal Year.

      The Audit Committee of the Board of Directors reviews, acts on and reports to the Board of Directors with respect to various auditing and accounting matters, including the selection of our independent auditors, the scope of the annual audits, fees to be paid to the auditors, the performance of our independent auditors and our accounting practices. The members of the Audit Committee are Messrs. Leader, Tugwell and Wenig. The Audit Committee held two meetings during the 1999 Fiscal Year. Mr. Tugwell was appointed to the Audit Committee in July 1999 and Mr. Wenig was appointed to the Audit Committee in February 2000.

      The Compensation Committee of the Board of Directors determines the salaries and incentive compensation of our senior officers and provides recommendations for the salaries and incentive compensation of our other employees. The Compensation Committee also administers our various incentive compensation, stock and benefit plans. The members of the Compensation Committee are Messrs. Adam, Greene and Tugwell. The Compensation Committee held two meetings and acted by unanimous written consent one time during the 1999 Fiscal Year. Messrs. Adam and Tugwell were appointed to the Compensation Committee in July 1999.

      The Executive Committee of the Board of Directors meets periodically with management to advise upon and approve the details of the execution of strategy decided at Board meetings, and to consider strategic developments that may arise between the regularly scheduled Board meetings. The members of the Executive

Committee are Messrs. Greene, Karaev and Tugwell. The Executive Committee held one meeting during the 1999 Fiscal Year. Mr. Tugwell was appointed to the Executive Committee in July 1999.

DIRECTOR COMPENSATION

      We do not currently compensate directors for attending meetings of the Board of Directors or committee meetings of the Board of Directors, but we do reimburse directors for their reasonable travel expenses incurred in connection with attending these meetings.

      Under the Automatic Option Grant Program of the 1999 Plan, which is described below under "Proposal Three--Approval of Amendment to the 1999 Stock Option Plan--Equity Incentive Programs", and subject to the last sentence of this paragraph, each individual who served as a non-employee member of the Board of Directors on the date the underwriting agreement entered into in connection with our initial public offering was executed and who was not previously in our employ received at that time an option to purchase 12,000 shares of Common Stock with an exercise price equal to $14.00 per share. Each individual who first joined the Board of Directors after the completion of our initial public offering as a non-employee member of the Board of Directors also received an option grant for 12,000 shares of Common Stock at the time of his commencement of service on the Board of Directors, provided such individual had not otherwise been in our prior employ. In addition, at each annual meeting of stockholders, beginning with the upcoming Annual Meeting, each individual who is to continue to serve as a non-employee member of the Board of Directors will receive an option to purchase 3,750 shares of Common Stock, whether or not such individual has been in our prior employ. However, any non-employee member of the Board of Directors who, directly or indirectly, is a 5% or greater stockholder or is affiliated with or a representative of a 5% or greater stockholder will not be eligible to receive any options under the Automatic Option Grant Program.

STOCKHOLDER APPROVAL

      Directors shall be elected by the affirmative vote of a plurality of the shares of the Common Stock present at the Annual Meeting, in person or by proxy, and entitled to vote in the election of directors. Pursuant to applicable Delaware law, abstentions and broker non-votes will have no effect on the outcome of the vote.

RECOMMENDATION OF THE BOARD OF DIRECTORS

      THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES LISTED ABOVE.

                                  PROPOSAL TWO

                          APPROVAL OF AMENDMENT TO THE
                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

      The Board of Directors has unanimously adopted, subject to stockholder approval, an amendment to Article IV of the Company's Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from 50,000,000 shares to 200,000,000 shares. The text of the second and third sentences of Article IV, Section A, as it is proposed to be amended, is as follows:

      The total number of shares which the Corporation is authorized to issue is Two Hundred Five Million (205,000,000) shares. Two Hundred Million (200,000,000) shares, par value $0.01 per share, shall be Common Stock and Five Million (5,000,000) shares, par value $0.01 per share, shall be Preferred Stock.

PURPOSE AND EFFECT OF THE AMENDMENT

      The proposed amendment will authorize sufficient additional shares of Common Stock to provide the Company with the flexibility to make such issuances from time to time for any proper purpose approved by the Board of Directors, including issuances to effect acquisitions or raise capital and issuances in connection with future stock splits or dividends, without the necessity of delaying such activities for further stockholder approval except as may be required in a particular case by the Company's charter documents, applicable law or the rules of any stock exchange or other system on which the Company's securities may then be listed. There are currently no arrangements, agreements or understandings for the issuance or use of additional shares of authorized Common Stock (other than issuances permitted or required under the Company's stock-based employee benefit plans or awards made pursuant to those plans).

      The additional Common Stock to be authorized by adoption of the proposed amendment would have rights identical to the currently outstanding Common Stock of the Company. Adoption of the proposed amendment and issuance of the Common Stock would not affect the rights of the holders of currently outstanding Common Stock, except for effects incidental to increasing the number of shares of the Common Stock outstanding, such as dilution of earnings per share and voting rights of current holders of Common Stock. The holders of Common Stock do not presently have preemptive rights to subscribe for the additional Common Stock proposed to be authorized. If the amendment is adopted, it will become effective upon filing of a Certificate of Amendment of the Company's Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.

      The proposal could have an anti-takeover effect, although that is not its intention. For example, if the Company were the subject of a hostile takeover attempt, it could try to impede the takeover by issuing shares of Common Stock, thereby diluting the voting power of the other outstanding shares and increasing the potential cost of the takeover. The availability of this defensive strategy to the Company could discourage unsolicited takeover attempts, thereby limiting the opportunity for the Company's stockholders to realize a higher price for their shares than is generally available in the public markets. The Board of Directors is not aware of any attempt, or contemplated attempt, to acquire control of the Company, and this proposal is not being presented with the intent that it be utilized as a type of anti-takeover device.

STOCKHOLDER APPROVAL

      The affirmative vote of at least a majority of the outstanding shares of Common Stock present in person or by proxy at the Annual Meeting and entitled to vote is required for approval of the amendment to the Company's Amended and Restated Certificate of Incorporation authorizing an increase from 50,000,000 to 200,000,000 shares of Common Stock.

RECOMMENDATION OF THE BOARD OF DIRECTORS

      THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF THE AMENDMENT TO THE COMPANY'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.

                                 PROPOSAL THREE

                          APPROVAL OF AMENDMENT TO THE
                             1999 STOCK OPTION PLAN

      You are being asked to approve amendments to our 1999 Stock Option Plan, or the Plan, which will make the following changes:

      (i) increase the number of shares of Common Stock reserved for issuance under the Plan by an additional 3,500,000 shares; and

      (ii) increase the number of shares by which the share reserve under the Plan will automatically increase on the first trading day in each calendar year from three percent (3%) of the shares of Common Stock outstanding on the last trading day of the immediately preceding calendar year to five percent (5%) of such outstanding shares, subject to a maximum annual increase of 900,000 shares.

      Our Board of Directors adopted the amendment on May 19, 2000, subject to stockholder approval at this Annual Meeting.

      Our Board believes the amendment is necessary to assure that a sufficient reserve of Common Stock remains available for issuance under the Plan in order to allow us to continue to utilize equity incentives to attract and retain the services of key individuals essential to our long-term growth and financial success. We rely significantly on equity incentives in the form of stock option grants in order to attract and retain key employees and believe that such equity incentives are necessary for us to remain competitive in the marketplace for executive talent and other key employees. Option grants made to newly-hired or continuing employees will be based on both competitive market conditions and individual performance.

      The following is a summary of the principal features of the Plan, as most recently amended. If you wish to obtain a copy of the actual plan document, you may do so upon written request to our Chief Financial Officer at 100 William Street, 7th Floor, New York, NY 10038.

EQUITY INCENTIVE PROGRAMS

      The Plan consists of four (4) separate equity incentive programs: (i) the Discretionary Option Grant Program, (ii) the Salary Investment Option Grant Program, (iii) the Stock Issuance Program and (iv) the Automatic Option Grant Program for non-employee Board members. The principal features of each program are described below. The compensation committee of our Board will have the exclusive authority to administer the Discretionary Option Grant and Stock Issuance Programs with respect to option grants and stock issuances made to our executive officers and non-employee Board members and will also have the authority to make option grants and stock issuances under those programs to all other eligible individuals. However, our Board has also appointed a secondary committee of one Board member to have separate but concurrent authority with the compensation committee to make option grants and stock issuances under those two programs to individuals other than our executive officers and non-employee Board members. The compensation committee has complete discretion to select the individuals who are to participate in the Salary Investment Option Grant Program, but all grants made to the selected individuals are governed by the express terms of that program.

      The term "Plan Administrator," as used in this summary, will mean the compensation committee and the secondary committee, to the extent such entity is acting within the scope of its administrative jurisdiction under the Plan. However, neither the compensation committee nor the secondary committee will exercise any administrative discretion under the Automatic Option Grant Program. All grants under that program are made in strict compliance with the express provisions of such program.

SHARE RESERVE

      At present, a total of 9,619,991 shares of Common Stock have been reserved for issuance over the term of the Plan. Such share reserve consists of (i) the 3,411,375 shares initially reserved for issuance under the Plan, (ii) the 2,500,000 share increase approved by the stockholders at a meeting on September 22, 1999, (iii) the additional 750,000 shares added to the reserve on January 3, 2000 pursuant to the automatic share increase provisions of the Plan, (iv) the additional increase of 3,500,000 shares of Common Stock which forms part of this proposal; and (v) the reduction by exercise of options to purchase 541,384 shares of Common Stock. In addition, as part of this proposal, on the first trading day of each calendar year during the term of the Plan, the number of shares of Common Stock available for issuance under the Plan will automatically increase by an amount equal to five percent (5%) of the shares of our Common Stock outstanding on the last trading day of the immediately preceding calendar year, subject to a maximum annual increase of 900,000 shares.

      No participant in the Plan may receive option grants, separately exercisable stock appreciation rights or direct stock issuances for more than 375,000 shares of Common Stock in the aggregate per calendar year. Stockholder approval of this proposal will also constitute a reapproval of the 375,000-share limitation for purposes of Internal Revenue Code Section 162(m).

      The shares of Common Stock issuable under the Plan may be drawn from shares of authorized but unissued shares of such Common Stock or from shares of such Common Stock reacquired by us, including shares repurchased on the open market.

      In the event any change is made to the outstanding shares of Common Stock by reason of any recapitalization, stock dividend, stock split, combination of shares, exchange of shares or other change in corporate structure effected without receipt of consideration, appropriate adjustments will be made to the securities issuable under the Plan (in the aggregate, annually and per participant) and the securities and the exercise price per share in effect under each outstanding option.

ELIGIBILITY

      Officers and employees, non-employee Board members and independent consultants in the service of the company or its parent and subsidiaries (whether now existing or subsequently established) are eligible to participate in the Discretionary Option Grant and Stock Issuance Programs. Executive officers and other highly paid employees are also eligible to participate in the Salary Investment Option Grant Program. Only non-employee members of the Board will also be eligible to participate in the Automatic Option Grant Program.

      As of April 30, 2000, eight executive officers, four non-employee Board members and approximately 400 other employees and consultants were eligible to participate in the Discretionary Option Grant and Stock Issuance Programs. The eight executive officers were also eligible to participate in the Salary Investment Option Grant Program. The four non-employee Board members were also eligible to participate in the Automatic Option Grant Program.

VALUATION

      The fair market value per share of Common Stock on any relevant date under the Plan will be deemed to be equal to the closing selling price per share on that date on the Nasdaq National Market. On May 22, 2000, the fair market value per share determined on such basis was $17.25.

DISCRETIONARY OPTION GRANT PROGRAM

      The Plan Administrator has complete discretion under the Discretionary Option Grant Program to determine which eligible individuals are to receive option grants, the time or times when those grants are to be made, the number of shares subject to each such grant, the status of any granted option as either an incentive stock option or a non-statutory option under the federal tax laws, the vesting schedule (if any) to be in effect for the option grant and the maximum term for which any granted option is to remain outstanding.

      Each granted option will have an exercise price per share equal to the fair market value of the shares unless otherwise determined by the Plan Administrator on the date of grant. No granted option will have a term in excess of ten (10) years, and the option will generally become exercisable in one or more installments over a specified period of service measured from the grant date. However, one or more options may be structured so that they will be immediately exercisable for any or all of the option shares; the shares acquired under those options will be subject to repurchase by the company, at the exercise price paid per share, if the optionee ceases service with us prior to vesting in those shares.

      Upon cessation of service, the optionee will have a limited period of time in which to exercise any outstanding option to the extent exercisable for vested shares. The Plan Administrator will have complete discretion to extend the period following the optionee's cessation of service during which his or her outstanding options may be exercised and/or to accelerate the exercisability or vesting of such options in whole or in part. Such discretion may be exercised at any time while the options remain outstanding, whether before or after the optionee's actual cessation of service.

      In addition, the Plan Administrator is authorized to issue stock appreciation rights in connection with option grants made under the Discretionary Option Grant Program that provide the holders with the right to surrender their options for an appreciation distribution from us. The amount of such distribution will be equal to the excess of (i) the fair market value of the vested shares of Common Stock subject to the surrendered option over (ii) the aggregate exercise price payable for such shares. Such appreciation distribution may, at the discretion of the Plan Administrator, be made in cash or in shares of Common Stock.

      The Plan Administrator also has the authority to effect the cancellation of any or all options outstanding under the Discretionary Option Grant Program and to substitute a grant of new options covering the same or a different number of shares of Common Stock but with an exercise price per share based upon the fair market value of the option shares on the new grant date.

SALARY INVESTMENT OPTION GRANT PROGRAM

      The compensation committee has complete discretion to implement the Salary Investment Option Grant Program for one or more calendar years and to select the executive officers and other eligible individuals who are to participate in the program for those years. As a condition to such participation prior to the start of the calendar year, each selected individual must file an irrevocable authorization directing the compensation committee to reduce his or her base salary for the upcoming calendar year by a specified dollar amount not less than $10,000 nor more than $50,000 and to apply that amount to the acquisition of a special option grant under the program.

      Each selected individual who files such a timely election will automatically be granted a non-statutory option on the first trading day in January of the calendar year for which that salary reduction is to be in effect.

      The number of shares subject to each such option will be determined by dividing the salary reduction amount by two-thirds of the fair market value per share of our Common Stock on the grant date, and the exercise price will be equal to one-third of the fair market value of the option shares on the grant date. As a result, the total spread on the option shares at the time of grant (the fair market value of the option shares on the grant date less the aggregate exercise price payable for those shares) will be equal to the amount by which the optionee's salary is to be reduced for the calendar year. In effect, the salary reduction serves as a immediate prepayment, as of the time of the option grant, of two thirds of the then current market price of the shares of Common Stock subject to the option.

      The option will become exercisable in a series of twelve equal monthly installments upon the optionee's completion of each month of service in the calendar year for which such salary reduction is in effect and will become immediately exercisable for all the option shares on an accelerated basis should we experience certain changes in ownership or control. Each option will remain exercisable for any vested shares until the earlier of (i) the expiration of the ten-year option term or (ii) the end of the three (3) year period measured from the date of the optionee's cessation of service.

STOCK ISSUANCE PROGRAM

      Shares of Common Stock may be issued under the Stock Issuance Program at a price per share equal to the fair market value of the shares unless otherwise determined by the Plan Administrator. The shares may also be issued as a bonus for past services without any cash outlay required of the recipient. The shares issued may be fully vested upon issuance or may vest upon the completion of a designated period of service or the attainment of pre-established performance goals. The Plan Administrator will, however, have the discretionary authority at any time to accelerate the vesting of any and all unvested shares outstanding under the Stock Issuance Program.

AUTOMATIC OPTION GRANT PROGRAM

      Under the Automatic Option Grant Program, eligible non-employee Board members will receive a series of option grants over their period of Board service. Each non-employee Board member will, at the time of his or her initial election or appointment to the Board, receive an option grant for 12,000 shares of Common Stock, provided such individual has not previously been in our employ and is not a five percent (5%) stockholder, or affiliated with or a representative of, a five percent (5%) stockholder. In addition, on the date of each Annual Stockholders Meeting, each individual who is to continue to serve as a non-employee Board member will automatically be granted an option to purchase 3,750 shares of Common Stock, provided he or she has served as a non-employee Board member for at least six (6) months and is not a five percent (5%) stockholder, or affiliated with or a representative of, a five percent (5%) stockholder. There will be no limit on the number of such 3,750-share option grants any one eligible non-employee Board member may receive over his or her period of continued Board service.

      Stockholder approval of this proposal will also constitute pre-approval of each option granted under the Automatic Option Grant Program on or after the date of the Annual Stockholders Meeting and the subsequent exercise of that option in accordance with the terms of the program summarized below.

      Each automatic grant will have an exercise price per share equal to the fair market value per share of Common Stock on the grant date and will have a maximum term of 10 years, subject to earlier termination following the optionee's cessation of Board service. Each automatic grant will be immediately exercisable by the optionee on the grant date, subject to our right to repurchase, at the original exercise price, any unvested shares upon the optionee's termination of service. Each initial 12,000-share automatic option shall vest, and the company's repurchase right shall lapse in a series of four
(4) successive equal annual installments upon the optionee's completion of each year of Board service. Each 3,750-share automatic option shall vest, and the company's repurchase right shall lapse, upon the optionee's completion of one
(1) year of Board service. Following the optionee's cessation of Board service for any reason, each option will remain exercisable for a twelve (12)-month period and may be exercised during that time for any or all shares which the optionee his vested at the time of such cessation of Board service.

GENERAL PROVISIONS

   ACCELERATION

      In the event that we are acquired by merger, asset sale or sale by the stockholders of more than 50% of the outstanding voting stock recommended by the Board, each outstanding option under the Discretionary Option Grant Program that is not to be assumed or replaced by the successor corporation or otherwise continued in effect will automatically accelerate in full, and all unvested shares outstanding under the Discretionary Option Grant and Stock Issuance Programs will immediately vest, except to the extent that our repurchase rights with respect to those shares are to be assigned to the successor corporation.

      The Plan Administrator will have the authority under the Discretionary Option Grant Program to provide that options will vest immediately upon (i) an acquisition, whether or not the options are to be assumed, (ii) upon a change in control (whether effected through the successful completion of a tender offer for more then 50% of our outstanding voting stock or a change in the majority of the Board effected through one or more contested elections for Board membership) or (iii) a subsequent termination of the optionee's service within a designated period (not to exceed 18 months) following an acquisition or a change in control in which those options are assumed or otherwise continued. The vesting of outstanding shares under the Stock Issuance Program may be accelerated upon similar terms and conditions. The options granted under the Salary Investment Option Grant Program and the Automatic Option Grant Program will automatically accelerate and become exercisable in full upon any acquisition or change in control.

      The acceleration of vesting in the event of a change in the ownership or control of the company may be seen as an anti-takeover provision and may have the effect of discouraging a merger proposal, a takeover attempt or other efforts to gain control of the company.

   LIMITED STOCK APPRECIATION RIGHTS

            Each option granted under the Salary Investment Option Grant Program and the Automatic Option Grant Program will include a limited stock appreciation right so that upon the successful completion of a hostile tender offer for more than fifty percent (50%) of our outstanding voting stock or a change in a majority of the Board as a result of one or more contested elections for Board membership, the option may be surrendered to us in return for a cash distribution. The amount of the distribution per surrendered option share will be equal to the excess of (i) the fair market value per share at the time the option is surrendered or, if greater, the tender offer price paid per share in the hostile take-over over (ii) the exercise price payable per share under such option. In addition, the Plan Administrator may grant such rights to our officers as part of their option grants under the Discretionary Option Grant Program.

      Stockholder approval of this proposal will also constitute pre-approval of each limited stock appreciation right granted under the Salary Investment Option Grant Program and the Automatic Option Grant Program and the subsequent exercise of those rights in accordance with the foregoing terms.

   FINANCIAL ASSISTANCE

      The Plan Administrator may institute a loan program to assist one or more participants in financing the exercise of outstanding options under the Discretionary Option Grant Program or the purchase of shares under the Stock Issuance Program through full-recourse interest-bearing promissory notes. However, the maximum amount of financing provided to any one participant may not exceed the cash consideration payable for the issued shares plus all applicable taxes incurred in connection with the acquisition of those shares.

   SPECIAL TAX ELECTION

      The Plan Administrator may provide one or more holders of non-statutory options or unvested share issuances under the Plan with the right to have us withhold a portion of the shares otherwise issuable to such individuals in satisfaction of the withholding taxes to which such individuals become subject in connection with the exercise of those options or the vesting of those shares. Alternatively, the Plan Administrator may allow such individuals to deliver previously acquired shares of Common Stock in payment of such withholding tax liability.

   AMENDMENT AND TERMINATION

      The Board may amend or modify the Plan at any time, subject to any required stockholder approval pursuant to applicable laws and regulations. Unless otherwise terminated by the Board, the Plan will terminate on the earliest of (i) January 26, 2009, (ii) the date on which all shares available for issuance under the Plan have been issued as fully-vested shares or (iii) the termination of all outstanding options in connection with certain changes in control or ownership of the company.

STOCK AWARDS

      The table below shows, as to Company's Chief Executive Officer ("CEO"), the four other most highly compensated executive officers of the Company (with base salary and bonus for the past fiscal year in excess of $100,000) and the other individuals and groups indicated, the number of shares of Common Stock subject to option grants made under the Plan from January 1, 1999 through December 31, 1999, together with the weighted average exercise price payable per share.

                               OPTION TRANSACTIONS

--------------------------------------------------------------------------------
                                           NUMBER OF SHARES    WEIGHTED AVERAGE
                                              UNDERLYING        EXERCISE PRICE
           NAME AND POSITION             OPTIONS GRANTED (#)     PER SHARE ($)
           -----------------             -------------------     -------------
--------------------------------------------------------------------------------
Isaak Karaev
Chairman and Chief Executive                      0                   N/A
Officer
--------------------------------------------------------------------------------
James M. Tousignant                            300,000              $15.06
President
--------------------------------------------------------------------------------
Homi M. Byramji                                150,000              $13.94
Senior Vice President
--------------------------------------------------------------------------------
Gregg B. Amonette
Senior Vice President, Global                  100,000              $15.06
Sales
--------------------------------------------------------------------------------
John J. Mahoney
Senior Vice President, Product                 100,000              $15.06
Management
--------------------------------------------------------------------------------
All current executive officers as a            917,500              $16.74
group (8)
--------------------------------------------------------------------------------
All current non-employee                        24,000              $27.00
directors as a group (5)
--------------------------------------------------------------------------------
All employees, including current
officers who are not executive
officers, as a group (approximately 400)     2,060,950             $16.79
--------------------------------------------------------------------------------


      As of April 30, 2000, 4,466,453 shares of Common Stock were subject to outstanding options under the Plan, 1,630,222 shares of Common Stock had been issued under the Plan, and 5,153,325 shares of Common Stock remained available for future issuance, assuming stockholder approval of this proposal. In addition to the shares of Common Stock subject to outstanding options under the Plan, 1,315,294 shares of Common Stock are subject to outstanding options under two non-statutory plans of the Company. These plans cover the grant of options to employees hired in the 2000 Fiscal Year in conjunction with two acquisitions by the Company and the filling of certain new management positions.

FEDERAL INCOME TAX CONSEQUENCES

   OPTION GRANTS

      Options granted under the Plan may be either incentive stock options that satisfy the requirements of Section 422 of the Internal Revenue Code or non-statutory options, which are not intended to meet such requirements. The federal income tax treatment for the two types of options differs as follows:

      INCENTIVE OPTIONS. No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is generally recognized at the time the option is exercised. The optionee will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of a taxable disposition. For federal tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition is made after the optionee has held the shares for more than two (2) years after the option grant date and more than one (1) year after the exercise date. If either of these two holding periods is not satisfied, then a disqualifying disposition will result.

      Upon a qualifying disposition, the optionee will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for the shares. If there is a disqualifying disposition of the shares, then the excess of (i) the fair market value of those shares on the exercise date over (ii) the exercise price paid for the shares will be taxable as ordinary income to the optionee. Any additional gain or loss recognized upon the disposition will be recognized as a capital gain or loss by the optionee.

      If the optionee makes a disqualifying disposition of the purchased shares, then the company will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the excess of (i) the fair market value of such shares on the option exercise date over (ii) the exercise price paid for the shares. If the optionee makes a qualifying disposition, the company will not be entitled to any income tax deduction.

      NON-STATUTORY OPTIONS. No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.

      If the shares acquired upon exercise of the non-statutory option are unvested and subject to repurchase by the Company in the event of the optionee's termination of service prior to vesting in those shares, then the optionee will not recognize any taxable income at the time of exercise but will have to report as ordinary income, as and when the Company's repurchase right lapses, an amount equal to the excess of (i) the fair market value of the shares on the date the repurchase right lapses over (ii) the exercise price paid for the shares. The optionee may, however, elect under Section 83(b) of the Internal Revenue Code to include as ordinary income in the year of exercise of the option an amount equal to the excess of (i) the fair market value of the purchased shares on the exercise date over (ii) the exercise price paid for such shares. If the Section 83(b) election is made, the optionee will not recognize any additional income as and when the repurchase right lapses.

      The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for the taxable year of the Company in which such ordinary income is recognized by the optionee.

   STOCK APPRECIATION RIGHTS

      No taxable income is recognized upon receipt of a stock appreciation right. The holder will recognize ordinary income, in the year in which the stock appreciation right is exercised, in an amount equal to the excess of the fair market value of the underlying shares of Common Stock on the exercise date over the base price in effect for the exercised right, and the holder will be required to satisfy the tax withholding requirements applicable to such income.

      The company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the holder in connection with the exercise of the stock appreciation right. The deduction will be allowed for the taxable year in which such ordinary income is recognized.

   DIRECT STOCK ISSUANCES

      The tax principles applicable to direct stock issuances under the Plan will be substantially the same as those summarized above for the exercise of non-statutory option grants.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

      We anticipate that any compensation deemed paid in connection with the disqualifying dispositions of incentive stock option shares or the exercise of non-statutory options with exercise prices equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation for purposes of Code Section 162(m) and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain executive officers. Accordingly, all compensation deemed paid with respect to those options will remain deductible without limitation under Code Section 162(m).

ACCOUNTING TREATMENT

      Option grants under the Plan with exercise prices equal to the fair market value of the option shares on the grant date will not result in any direct charge to our reported earnings. However, the fair value of those options is required to be disclosed in the notes to our financial statements, and we must also disclose, in footnotes to our financial statements, the pro-forma impact those options would have upon our reported earnings were the fair value of those options at the time of grant treated as a compensation expense. In addition, the number of outstanding options may be a factor in determining our earnings per share on a fully diluted basis.

      Option grants or stock issuances made under the Plan with exercise or issue prices less than the fair market value of the shares on the grant or issue date will result in deferred compensation in an amount equal to the excess of such fair market value over the exercise or issue price. The deferred compensation is amortized as an expense against our earnings over the vesting period of the option shares or issued shares.

      Should one or more individuals be granted tandem stock appreciation rights under the Plan, then such rights would result in a compensation expense to be charged against our reported earnings. Accordingly, at the end of each fiscal quarter, the amount (if any) by which the fair market value of the shares of Common Stock subject to such outstanding stock appreciation rights has increased from the prior quarter-end would be accrued as compensation expense, to the extent such fair market value is in excess of the aggregate exercise price in effect for those rights.

      In March 2000, the Financial Accounting Standards Board issued interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation" ("FIN 44"), an interpretation of APB Opinion No. 25 "Accounting for Stock Issued to Employees." FIN 44 is effective July 1, 2000 and affects the way certain stock options granted to non-employees will be accounted for.

NEW PLAN BENEFITS

      As of April 30, 2000, no stock options had been granted, and no shares of Common Stock had been issued, on the basis of the share increases which are the subject of this proposal. However, on the date of the Annual Meeting, Messrs. Adam, Greene, Leader, and Tugwell will receive an option grant for 3,750 shares at an exercise price equal to the fair market value per share of Common Stock on that date.

STOCKHOLDER APPROVAL

      The affirmative vote of at least a majority of the outstanding shares of Common Stock present in person or by proxy at the Annual Meeting and entitled to vote is required for approval of the amendment to the Plan. Should such stockholder approval not be obtained, then the 3,500,000-share increase to the share reserve under the Plan will not be implemented, the increase to the automatic share increase provision from three percent (3%) to five percent (5%) of shares outstanding will not be implemented, any stock options granted under the Plan on the basis of the increases will immediately terminate without ever becoming exercisable for the shares of Common Stock subject to those options, and no additional options or stock issuances will be made on the basis of such increases. The Plan will, however, continue in effect, and option grants and direct stock issuances may continue to be made under the Plan until all the shares available for issuance under the Plan (including any share reserve increases on the basis of the three percent (3%) annual evergreen increases in effect under the Plan prior to the Plan amendment) has been issued pursuant to such option grants and direct stock issuances.

RECOMMENDATION OF THE BOARD OF DIRECTORS

      OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THIS PROPOSAL.

                                  PROPOSAL FOUR

                 RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS


      The Board of Directors has appointed the firm of Ernst & Young LLP, independent public accountants for the Company during the 1999 Fiscal Year, to serve in the same capacity for the year ending December 31, 2000, and is asking the stockholders to ratify this appointment. The affirmative vote of a majority of the shares represented and voting at the Annual Meeting is required to ratify the selection of Ernst & Young LLP.

      In the event the stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the selection is ratified, the Board of Directors in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board of Directors believes that such a change would be in the best interests of the Company and its stockholders.

      A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

RECOMMENDATION OF THE BOARD OF DIRECTORS

      THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP TO SERVE AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2000.

                                  OTHER MATTERS

      The Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

                             OWNERSHIP OF SECURITIES

      The following table sets forth certain information known to the Company with respect to the beneficial ownership of the Company's Common Stock as of April 30, 2000 by (i) all persons who are beneficial owners of five percent (5%) or more of the Company's Common Stock, (ii) each director and nominee for director, (iii) the executive officers named in the Summary Compensation Table of the Executive Compensation and Other Information section of this Proxy Statement and (iv) all current directors and executive officers as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws, where applicable. Unless otherwise indicated, the address for those listed below is c/o Multex.com, Inc., 100 William Street, 7th Floor, New York, New York 10038.


                                                       NUMBER OF
                                                        SHARES         PERCENTAGE
                                                      BENEFICIALLY    BENEFICIALLY
BENEFICIAL OWNER                                         OWNED          OWNED (1)
EXECUTIVE OFFICERS AND DIRECTORS
------------------------------------------------------
Isaak Karaev (2)...................................     1,394,668        4.7%
James M. Tousignant (3)............................       157,250          *
John J. McGovern (4)...............................        50,079          *
Gregg B. Amonette (5)..............................       124,687          *
Ron Waksman (6)....................................        30,475          *
Homi M. Byramji (7)................................       539,364        1.8%
John J. Mahoney (8)................................       244,374          *
Mikhail Akselrod (9)...............................        30,256          *
George F. Rick Adam, Jr. (10)......................        17,000          *
I. Robert Greene (11)..............................        20,662          *
Lennert J. Leader (12).............................       400,000        1.4%
Devin N. Wenig (13)................................     1,944,445        6.7%
John Tugwell (14)..................................        12,000          *
All current directors and executive officers as a
group (13 persons)(15).............................     4,965,260       16.5%

5% STOCKHOLDERS
Chase Venture Capital Associates, LLC (16).........     2,464,116        8.4%
Reuters America Inc. (17)..........................     1,944,445        6.7%
Marsh & McLennan Companies, Inc. (18)..............     2,383,721        8.2%
------------------------------

* Less than one percent of the outstanding Common Stock

(1) Percentage of ownership is based on 29,164,865 shares of Common Stock outstanding on April 30, 2000. Shares of Common Stock subject to stock options which are currently exercisable or will become exercisable within 60 days after April 30, 2000 are deemed outstanding for computing the percentage of the person or group holding such options, but are not deemed outstanding for computing the percentage of any other person or group.
(2) Includes 500,000 shares of Common Stock issuable upon the exercise of stock options that are currently exercisable or will become exercisable within 60 days after April 30, 2000.
(3) Includes 52,500 shares of Common Stock issuable upon the exercise of stock options that are currently exercisable or will become exercisable within 60 days after April 30, 2000.
(4) Includes 50,000 shares of Common Stock issuable upon the exercise of stock options that are currently exercisable or will become exercisable within 60 days after April 30, 2000.
(5) Includes 104,374 shares of Common Stock issuable upon the exercise of stock options that are currently exercisable or will become exercisable within 60 days after April 30, 2000.
(6) Includes 28,125 shares of Common Stock issuable upon the exercise of stock options that are currently exercisable or will become exercisable within 60 days after April 30, 2000.
(7) Includes 100,000 shares of Common Stock issuable upon the exercise of stock options that are currently exercisable or will become exercisable within 60 days after April 30, 2000.

(8) Includes 68,124 shares of Common Stock issuable upon the exercise of stock options that are currently exercisable or will become exercisable within 60 days after April 30, 2000.
(9) Includes 29,375 shares of Common Stock issuable upon the exercise of stock options that are currently exercisable or will become exercisable within 60 days after April 30, 2000.
(10) Includes 12,000 shares of Common Stock issuable upon the exercise of stock options that are currently exercisable or will become exercisable within 60 days after April 30, 2000.
(11) Includes 12,000 shares of Common Stock issuable upon the exercise of stock options that are currently exercisable or will become exercisable within 60 days after April 30, 2000. Mr. Greene was previously a general partner of Chase Capital Partners, the general partner of Chase Venture Capital Associates, LLC. During his tenure in this capacity, Mr. Greene could have been deemed to be the beneficial owner of Chase Venture Capital Associates' shares, although he disclaimed beneficial ownership of those shares except to the extent of his pecuniary interest, if any. Does not include 34,232 shares of Common Stock held by Flatiron Fund 1998-1999 LLC, of which Mr. Greene is a limited partner.
(12) Consists of 400,000 shares of Common Stock held by America Online, Inc. Mr. Leader serves as the President of an affiliate of America Online, Inc., America Online Investments. In this capacity, Mr. Leader may be deemed to be a beneficial owner of these shares, although he disclaims beneficial ownership of these shares except to the extent of his pecuniary interest, if any,
(13) Consists of 1,944,445 shares of Common Stock held by Reuters America Inc. Mr. Wenig serves as Managing Director, Global Marketing of Reuters Information, an affiliate of Reuters America Inc. In this capacity, Mr. Wenig may be deemed to be the beneficial owner of these shares, although he disclaims beneficial ownership of these shares except to the extent of his pecuniary interest, if any.
(14) Includes 12,000 shares of Common Stock issuable upon the exercise of stock options that are currently exercisable or will become exercisable within 60 days after April 30, 2000.
(15) Includes 968,498 shares of Common Stock issuable upon the exercise of stock options that are currently exercisable or will become exercisable within 60 days after April 30, 2000. See Notes 2 through 14.
(16) Consists of 2,464,116 shares of Common Stock held by Chase Venture Capital Associates LLC, of which Chase Capital Partners is the General Partner. Mr. Greene was previously a general partner of Chase Capital Partners, the general partner of Chase Venture Capital Associates LLC. During his tenure in this capacity, Mr. Greene could have been deemed to be the beneficial owner of Chase Venture Capital Associates' shares, although he disclaimed beneficial ownership of those shares except to the extent of his pecuniary interest, if any. The address for Chase Venture Capital Associates LLC is 380 Madison Avenue, 12th Floor, New York, New York 10017.
(17) Consists of 1,944,445 shares of Common Stock held by Reuters America Inc. Mr. Wenig serves as Managing Director, Global Marketing of Reuters Information, an affiliate of Reuters America Inc. In this capacity, Mr. Wenig may be deemed to be the beneficial owner of these shares, although he disclaims beneficial ownership of these shares except to the extent of his pecuniary interest, if any. The address for Reuters America Inc. is 1700 Broadway, 40th Floor, New York, New York 10019.
(18) Based on a Schedule 13G filed with the Securities and Exchange Commission on February 17, 2000 for the year ended December 31, 1999. Represents (a) 2,269,421 shares of Common Stock beneficially owned by Putnam Investment Management Inc. ("PIM") and (b) 114,300 shares of Common Stock beneficially owned by Putnam Advisory Company, Inc. ("PAC"). PIM and PAC are wholly-owned subsidiaries of Putnam Investments, Inc., a wholly-owned subsidiary of Marsh & McLennan Companies, Inc.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

EXECUTIVE OFFICERS AND KEY EMPLOYEES

      The executive officers and key employees of the Company, and their ages and positions as of April 30, 2000 are as follows:

NAME                            AGE   POSITION WITH THE COMPANY
------------------------------  ---   -------------------------------------
Isaak Karaev.................   53    Chairman and Chief Executive Officer
James M. Tousignant..........   39    President and Director Nominee
John J. McGovern.............   44    Chief Financial Officer
Gregg B. Amonette............   47    Senior Vice President, Global Sales
Ron Waksman..................   35    Senior Vice President,
                                      Business-to-Business Services
Homi M. Byramji..............   47    Senior Vice President and Director
John J. Mahoney..............   40    Senior Vice President, Product Management
Mikhail Akselrod.............   44    Senior Vice President, Technology

INFORMATION CONCERNING EXECUTIVE OFFICERS AND KEY EMPLOYEES WHO ARE NOT
DIRECTORS

      JOHN J. MCGOVERN has served as Multex.com's Chief Financial Officer since November 1999. Prior to joining Multex.com, Mr. McGovern had served in senior financial and executive positions for over twenty years, including most recently as President and Chief Executive Officer of Northsound Music Group for two years. Before that he was Managing Director of JJM Group LLC from January 1996 to July 1997 and Chief Executive Officer of Axel Electronics/Sigma Power from 1990 to 1995. He also served more than ten years at Merrill Lynch & Co. and was a Senior Vice President of Merrill Lynch Interfunding and Director of ML Capital Markets.

      GREGG B. AMONETTE has served as Multex.com's Senior Vice President, Global Sales since June 1999, as Senior Vice President Sales and Marketing between December 1998 and June 1999, and as Multex.com's Vice President, Sales and Marketing from August 1996 to December 1998. From January 1995 to July 1996, Mr. Amonette was Vice President and General Manager of Micrognosis, Inc., a division of CSK Software, Inc. and a provider of bank and brokerage trading-room software and technology. From 1984 to December 1994, Mr. Amonette served in various capacities in the Brokerage Services Information Group of ADP, including most recently as Vice President of Retail Sales.

      RON WAKSMAN has served as Multex.com's Senior Vice President, Business-to-Business Services since August 1999. Mr. Waksman is responsible for managing Multex.com's institutional product line. He founded the Multex Research-On-Demand product. Before joining the Multex.com team in 1995, he worked for ten years at Goldman, Sachs & Co.

      JOHN J. MAHONEY has served as Multex.com's Senior Vice President, Product Management since December 1998, and also served as Multex.com's Vice President, Product Development from August 1994 to December 1998. Prior to joining Multex.com, Mr. Mahoney was Vice President of Workstation Products in the Brokerage Services Information Group of ADP from 1987 to March 1993.

      MIKHAIL AKSELROD has served as Multex.com's Senior Vice President, Technology since August 1999. He also served as Multex.com's Vice President, Operations from April 1997 to August 1999. Mr. Akselrod joined Multex.com in April 1993.

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

      The following table sets forth all compensation earned by the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company whose salary and bonus for the 1999 Fiscal Year was in excess of $100,000. No other executive officer who would have otherwise been includable in such table on the basis of salary and bonus earned for the 1999 Fiscal Year has been excluded by reason of his or her termination of employment or change in executive status during that year. The listed individuals shall be hereinafter referred to as the "Named Officers."


                           SUMMARY COMPENSATION TABLE


                                                                                     Long-Term
                                                                                   Compensation
                                                        Annual Compensation (1)       Awards
                                                        ------------------------   -------------
                                                                                    Securities
                                                                                    Underlying
             Name and Principal Position                   Salary        Bonus        Options
------------------------------------------------------  ------------   ---------   -------------
Isaak Karaev
Chief Executive Officer..........................           $200,000     $250,000              0
James M. Tousignant
President........................................            174,615      300,000        300,000
Homi M. Byramji (2)
Senior Vice President ...........................            200,360            0        150,000
Gregg B. Amonette
Senior Vice President, Global Sales..............            163,462      228,000        100,000
John J.  Mahoney
Senior Vice President, Product Management........            153,077      100,000        100,000

----------------------------------

(1) The column for "Other Annual Compensation" has been omitted because there is no compensation required to be reported in that column. The aggregate amount of perquisites and other personal benefits provided to each Named Officer above is less than 10% of the total annual salary and bonus of that Named Officer.

(2) Mr. Byramji joined Multex.com following the acquisition of Market Guide Inc. on September 23, 1999 and became Senior Vice President and Director.

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

      The following table sets forth information regarding options granted to our executive officers during the 1999 Fiscal Year. We have never granted any stock appreciation rights.



                                                                  Individual Grants (1)
                                    ----------------------------------------------------------------------------------
                                                  Percent of
                                     Number of       Total                                     Potential Realizable
                                    Securities      Options                                  Value at Assumed Annual
                                    Underlying    Granted to      Exercise                     Rates of Stock Price
                                      Options    Employees In    Price Per     Expiration    Appreciation for Option
Name                                  Granted      1999 (2)      Share ($)        Date               Term (3)
----------------------------------- -----------  -------------  -------------  -----------   -------------------------
                                                                                                 5%           10%
                                                                                             -----------  ------------
Isaak Karaev..................                0            0.0%          N/A            N/A           --           --

James M. Tousignant...........          300,000           10.0         15.06        8/10/09   $2,841,343   $7,200,528

John J. McGovern (4)..........           50,000            1.7         21.75       11/15/09     $683,923   $1,733,195
                                        150,000            5.0         21.75       11/15/09   $1,367,846   $3,466,390

Philip Callaghan (5)..........                0            0.0           N/A            N/A           --           --

Gregg B.  Amonette (6)........          100,000            3.3         15.06        8/10/09     $947,115   $2,400,176

John J.  Mahoney (6)..........          100,000            3.3         15.06        8/10/09     $947,115   $2,400,176

Homi M. Byramji (7)...........           50,000            1.7         13.20        3/30/09     $415,070   $1,051,870
                                        100,000            3.3         14.31       10/13/09     $899,948   $2,280,643

Ron Waksman...................            7,500            0.3          8.00        1/15/09      $37,734      $95,625
                                         30,000            1.0         14.31       10/13/09     $269,984     $684,194

Mikhail Akselrod..............           30,000            1.0         30.00       12/21/09     $566,005   $1,434,368

----------

(1) The options shown in this column were all granted pursuant to our 1999 Stock Incentive Plan. The options shown in this table, except as otherwise indicated below, become exercisable at a rate of 25% annually over four years from the date of grant.

(2) In the 1999 Fiscal Year, we granted options to employees to purchase an aggregate of 3,002,450 shares of Common Stock.

(3) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent an estimate or projection of our future Common Stock prices. These amounts represent certain assumed rates of appreciation in the value of our Common Stock from the fair market value on the date of grant. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock and overall stock market conditions. The amounts reflected in the table may not necessarily be achieved.

(4) John J. McGovern joined Multex.com and assumed the position of Chief Financial Officer on November 16, 1999. Options to acquire 50,000 shares of Common Stock vest after two consecutive reporting periods in which Multex.com exceeds internal financial projections.

(5)  Mr. Callaghan resigned on August 16, 1999.

(6) These options vest on the date which is six years following the date of their grant, but may vest earlier if we achieve certain milestones. Specifically, the options will vest earlier with respect to 50% of the shares when total gross revenues in any 12-month period exceed $50.0 million and, the other 50% of the shares when we achieve positive earnings before interest, taxes, depreciation and amortization.

(7) Mr. Byramji joined Multex.com following the acquisition of Market Guide Inc. on September 23, 1999 and became Senior Vice President and Director. The 50,000 options granted to Mr. Byramji on March 30, 1999 vested upon execution of the Market Guide merger agreement on June 23, 1999.

AGGREGATED OPTION EXERCISES IN THE YEAR ENDED DECEMBER 31, 1999 AND FISCAL YEAR-END OPTION VALUES

         The following table sets forth information concerning options to purchase Common Stock exercised by our executive officers during the 1999 Fiscal Year and the number and value of unexercised options held by each of the executive officers at December 31, 1999.


                              Shares                          Number of Securities          Value of Unexercised
                            Acquired on        Value         Underlying Unexercised       In-The-Money Options at
Name                         Exercise        Realized     Options at December 31, 1999     December 31, 1999 (1)
-------------------------  --------------   ------------  ----------------------------  -----------------------------
                                                          Exercisable   Unexercisable   Exercisable   Unexercisable
                                                          -----------   -------------   -----------   -------------
Isaak Karaev.........                   0              0      500,000          125,000   $17,981,250      $4,078,125
James M.  Tousignant.              12,500        109,250       48,125          363,125     1,587,266       8,851,642
John J. McGovern (2).                   0              0            0          200,000             0       3,175,000
Philip Callaghan (3).              23,125        651,563           --               --            --              --
Greg B. Amonette.....              10,625        141,445       43,750          175,625     1,511,719       4,859,455
John J.  Mahoney.....              43,750        340,125        4,375          131,875       131,797       3,347,735
Homi M. Byramji (4)                     0              0      112,500          100,000     3,260,876       2,331,250
Ron Waksman                        10,625        282,475       21,875           66,250       795,297       1,938,470
Mikhail Akselrod                   10,625         95,625       25,000           71,875       892,062       1,666,172

----------
(1) The last reported sale price of Multex.com's Common Stock on the NASDAQ on December 31, 1999 was at $37.625 per share.

(2) Mr. McGovern joined Multex.com and assumed the position of Chief Financial Officer on November 16, 1999.

(3)   Mr. Callaghan resigned on August 16, 1999.

(4) Mr. Byramji joined Multex.com following the acquisition of Market Guide Inc. on September 23, 1999 and became Senior Vice President and Director.



EMPLOYMENT CONTRACTS AND NON-COMPETITION AGREEMENTS

      None of our executive officers has an employment agreement, although all of our executive officers have entered into agreements that contain non-competition, non-disclosure and non-solicitation restrictions and covenants, including a provision prohibiting these officers from competing with Multex.com during their employment with us and for a period of nine months after termination of their employment with us.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      The Compensation Committee of the Board of Directors consists of Messrs. Adam, Greene and Tugwell, none of whom has been an officer or employee of Multex.com at any time since our inception. No executive officer of Multex.com serves as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee. Prior to the formation of the Compensation Committee, the Board of Directors as a whole made decisions relating to the compensation of our executive officers.

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

      The Compensation Committee of the Board of Directors is composed entirely of independent outside directors. It is the duty of the Compensation Committee to review and determine the salaries and bonuses of executive officers of the Company, including the Chief Executive Officer, and to establish the general compensation policies for such individuals. The Compensation Committee also has the sole and exclusive authority to make discretionary option grants to the Company's executive officers under the Company's 1999 Stock Option Plan.

      The Compensation Committee believes that the compensation programs for the Company's executive officers should reflect the Company's performance and the value created for the Company's stockholders. In addition, the compensation programs should support the short-term and long-term strategic goals and values of the Company and should reward individual contribution to the Company's success. The Company is engaged in a very competitive industry, and the Company's success depends upon its ability to attract and retain qualified executives through the competitive compensation packages it offers to such individuals.

      GENERAL COMPENSATION POLICY. The Compensation Committee's policy is to provide the Company's executive officers with compensation opportunities that are based upon their personal performance, the financial performance of the Company and their contribution to that performance and which are competitive enough to attract and retain highly skilled individuals. Each executive officer's compensation package is comprised of three elements: (i) base salary that is competitive with the market and reflects individual performance, (ii) annual variable performance awards payable in cash and tied to the Company's achievement of annual financial performance goals and (iii) long-term stock-based incentive awards designed to strengthen the mutuality of interests between the executive officers and the Company's stockholders. As an officer's level of responsibility increases, a greater proportion of his or her total compensation will be dependent upon the Company's financial performance and stock price appreciation rather than base salary.

      FACTORS. The principal factors that were taken into account in establishing each executive officer's compensation package for the 1999 Fiscal Year are described below. However, the Compensation Committee may in its discretion apply entirely different factors, such as different measures of financial performance, for future fiscal years.

      BASE SALARY. In setting base salaries, the Compensation Committee reviewed published compensation survey data for its industry. The base salary for each officer reflects the salary levels for comparable positions in comparable companies, as well as the individual's personal performance and internal alignment considerations. The relative weight given to each factor varies with each individual in the sole discretion of the Compensation Committee. Each executive officer's base salary is adjusted each year on the basis of (i) the Compensation Committee's evaluation of the officer's personal performance for the year and (ii) the competitive marketplace for persons in comparable positions. The Company's performance and profitability may also be a factor in determining the base salaries of executive officers.

      ANNUAL INCENTIVES. The annual incentive bonus for the Chief Executive Officer is based on a percentage of his base pay (125% for the 1999 Fiscal Year) but is adjusted to reflect the actual financial performance of the Company in comparison to the Company's business plan, with emphasis given to progress towards profitability. Bonuses for other executive officers are based on similar factors, as well as on individual performance targets. Based on the Company's performance for the 1999 Fiscal Year, bonuses were awarded to the executive officers named in the Summary Compensation Table in the indicated amounts.

      LONG TERM INCENTIVES. Stock option grants are made annually by the Compensation Committee to each of the Company's executive officers. Each grant is designed to align the interests of the executive officer with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Each grant allows the officer to acquire shares of the Company's Common Stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to ten years). Generally, each option becomes exercisable in a series of installments over a 4-year period, contingent upon the officer's continued employment with the Company. However, certain options granted to executive officers become exercisable based on achievement of targets relating to revenue growth and progress toward profitability. In all cases, the option will provide a return to the executive officer only if he or she remains employed by the Company during the vesting period, and then only if the market price of the shares appreciates over the option term.

      The size of the option grant to each executive officer, including the Chief Executive Officer, is set by the Compensation Committee at a level that is intended to create a meaningful opportunity for stock ownership based upon the individual's current position with the Company, the individual's personal performance in recent periods and his or her potential for future responsibility and promotion over the option term. The Compensation Committee also takes into account the need to retain skilled and qualified individuals in its executive management team, as well as the number of unvested options held by each individual executive officer, in order to maintain an appropriate level of equity incentive for that individual. The relevant weight given to each of these factors varies from individual to individual. The Compensation Committee has established certain guidelines with respect to the option grants made to the executive officers, but has the flexibility to make adjustments to those guidelines at its discretion.

      CEO COMPENSATION. In setting the total compensation payable to the Company's Chief Executive Officer for the 1999 Fiscal Year, the Compensation Committee sought to make that compensation competitive with the compensation paid to the chief executive officers of similar companies, while at the same time assuring that a significant percentage of compensation was tied to Company performance and stock price appreciation.

      The Compensation Committee adjusted Isaak Karaev's base salary for the 1999 Fiscal Year in recognition of his personal performance and with the objective of maintaining his base salary at a competitive level when compared with the base salary levels in effect for similarly situated chief executive officers. With respect to Mr. Karaev's base salary, it is the Compensation Committee's intent to provide him with a level of stability and certainty each year and not have this particular component of compensation affected to any significant degree by Company performance factors.

      The remaining components of Mr. Karaev's 1999 Fiscal Year compensation, however, were primarily dependent upon corporate performance. Mr. Karaev was eligible for a cash bonus for the 1999 Fiscal Year conditioned on the Company's attainment of certain goals with additional consideration to be given to individual business plan objectives. A $250,000 bonus was paid to him for the 1999 Fiscal Year because the Company attained its business plan objectives. While Mr. Karaev exceeded his 1999 Fiscal Year performance goals, in light of his significant equity ownership, the Compensation Committee determined that additional option grants were not necessary in the 1999 Fiscal Year to keep his interests aligned with the Company and to maintain the appropriate level of equity incentive.

      COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M). Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1 million per covered officer in any fiscal year. The limitation applies only to compensation that is not considered to be performance-based. Non-performance based compensation paid to the Company's executive officers for the 1999 Fiscal Year did not exceed the $1 million limit per officer, and the Compensation Committee does not anticipate that the non-performance based compensation to be paid to the Company's executive officers for the 2000 Fiscal Year will exceed that limit. The Company's 1999 Stock Option Plan has been structured so that any compensation deemed paid in connection with the exercise of option grants made under that plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation which will not be subject to the $1 million limitation. Because it is unlikely that the cash compensation payable to any of the Company's executive officers in the foreseeable future will approach the $1 million limit, the Compensation Committee has decided at this time not to take any action to limit or restructure the elements of cash compensation payable to the Company's executive officers. The Compensation Committee will reconsider this decision should the individual cash compensation of any executive officer ever approach the $1 million level.

      It is the opinion of the Compensation Committee that the executive compensation policies and plans provide the necessary total remuneration program to properly align the Company's performance and the interests of the Company's stockholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner, for both the short and long-term.

      SUBMITTED BY THE COMPENSATION COMMITTEE OF THE COMPANY'S BOARD OF
      DIRECTORS:

      GEORGE F. RICK ADAM, JR.
      I. ROBERT GREENE
      JOHN TUGWELL


STOCK PERFORMANCE GRAPH

      The graph depicted below shows a comparison of cumulative total stockholder returns for the Company, the Russell 2000 Index and a composite of the following peer group companies: EDGAR Online, Inc., Factset Research Systems Inc., Hoover's, Inc., MarketWatch.com, Inc., OneSource Information Services, Inc., Primark Corporation, Reuters Group PLC (American Depositary
Receipts) and TheStreet.com, Inc.

[GRAPH OMITTED]


Notes:


(1) The graph covers the period from March 17, 1999, the commencement date of the Company's initial public offering of shares of its Common Stock, to December 31, 1999.

(2) The graph assumes that $100 was invested in the Company on March 17, 1999, in the Company's Common Stock and in each index or composite, and that all dividends were reinvested. No cash dividends have been declared on the Company's Common Stock.

(3) Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

      Notwithstanding anything to the contrary set forth in any of the Company's previous filings made under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings made by the Company under those statutes, neither the preceding Stock Performance Graph nor the Compensation Committee Report is to be incorporated by reference into any such prior filings, nor shall such graph or report be incorporated by reference into any future filings made by the Company under those statutes.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

REUTERS AGREEMENTS

      Reuters Limited entered into a strategic distribution relationship with Multex.com in June 1995. An affiliate of Reuters, Reuters America Inc., is one of our significant stockholders. Under the terms of a Software and Reciprocal Data License Agreement, dated June 1, 1995, as amended on September 1, 1996, November 14, 1996 and December 18, 1997, we granted to Reuters a limited, non-exclusive license to use and distribute some of our technology for production and delivery of research reports to Reuters' customers, to market and distribute MultexNET research reports to up to 15,000 Reuters' customers, and to market Multex Research-on-Demand service to Reuters' customers. In 1998, Reuters made aggregate payments to us of approximately $1.2 million, which consisted of a $500,000 license fee and payments for consulting and maintenance services.

      On July 15, 1998, Reuters and we entered into a revised agreement, pursuant to which we renegotiated the terms of our relationship described above. The new agreement, which took effect on January 1, 1999, is for a five-year term and is automatically renewable for one-year periods thereafter, unless terminated by either party. Under the terms of this agreement, Multex.com supplies subscribers of the Reuters 3000 product with the ability to access the Multex database via the Reuters Web, an intranet controlled by Reuters that uses Internet technology to retrieve and display data. MultexNET and Multex Research-On-Demand are available to Reuters 3000 subscribers on both a subscription and pay-per-view basis. Revenues generated from the use of Multex.com products via the Reuters Web are shared in accordance with the terms of this agreement. Specifically, Reuters is required to pay us 50% of all revenues generated from the first 20,000 Reuters' customers who subscribe to MultexNET, and 40% of all revenues generated from subscribers in excess of 20,000. In addition, Reuters is required to pay us a royalty payment of 75% of all purchases by Reuters' customers of research reports and information from Multex Research-on-Demand. Over the five-year term, Reuters may terminate the agreement if certain subscriber minimums are not met. Beginning on January 1, 2000, Reuters may terminate the agreement if the number of subscribers does not exceed 1,000. Over the remaining four-year period, this minimum number of subscribers increases from 2,500 to 5,000 by December 31, 2003.

      We believe that the terms of the initial agreement with Reuters were no less favorable than the terms we would have otherwise negotiated with an unaffiliated third party as we entered into this agreement before Reuters America Inc. became a stockholder of Multex.com in June 1996. In addition, we believe that the terms of the revised agreement with Reuters, which became effective on January 1, 1999, are no less favorable than the terms we would have otherwise negotiated with an unaffiliated third party.

      In February 2000, Reuters and we entered into a joint venture agreement to operate Multex Investor Europe.

      Mr. Skeete, who became a director of Multex.com in March 1999 and resigned in February 2000, and Mr. Wenig, who became a director of Multex.com in February 2000, are both officers of Reuters.

AMERICA ONLINE AGREEMENTS

      In March 1998, Multex.com entered into an agreement, which was amended in February 1999, with America Online, Inc., one of our significant stockholders. Pursuant to the terms of the initial agreement, we secured a position as an anchor tenant for brokerage research on the America Online Personal Finance channel as well as a programming presence on other screens within the America Online service, with links from those locations back to Multex Investor. Under the revised agreement, our anchor tenancy for brokerage research on the America Online Personal Finance channel became "exclusive" so that we receive continuous and permanent placement on the channel. America Online has the right to cancel this "exclusive" tenancy if we do not remain one of the top three providers of commingled investment and brokerage research, or if it determines that our content is not commensurate with that of a top three provider. The revised agreement also provides for additional tenancies, including placements on international and other screens within the America Online service and on CompuServe's personal finance channel. The initial and revised agreements expire in February 2001 and are automatically renewable unless either party gives advance notice of its intention not to renew. In consideration of the anchor tenant position, we paid America Online a carriage fee of $100,000 in 1998 and under the revised agreement, we are obliged to pay an aggregate carriage fee of $1.8 million in eight equal installments, which began in February 1999 and end in November 2000. In addition, America Online receives 10% to 25% of both advertising and merchandising revenues from advertisements and sales generated from portions of Multex Investor that have links back to the America Online network. This revenue share is based on an advertising minimum of $30.00 for each thousand times an advertisement is delivered to a user.

      We believe that the terms of the agreement with America Online are no less favorable than the terms we would have otherwise negotiated with an unaffiliated third party as the parties entered into the agreement before America Online became one of our stockholders in December 1998. In addition, we believe that the terms of the revised agreement with America Online, which became effective on February 25, 1999, are no less favorable than the terms we would have otherwise negotiated with an unaffiliated third party.

      Mr. Leader, who is one of our directors, is the President of America Online, Inc. Investments, an affiliate of America Online, Inc.

MERRILL LYNCH AGREEMENT

      On December 21, 1999, Multex.com announced a multi-year partnership with Merrill Lynch to co-develop global research and information Web sites for clients of Merrill Lynch's institutional e-commerce portal. The companies will jointly develop the next-generation platform for real-time delivery of Merrill Lynch investment strategy and securities research for its institutional clients. As a part of the partnership, Merrill Lynch became a significant stockholder of the Company.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      The members of the Board of Directors, the executive officers of the Company and persons who hold more than 10% of the Company's outstanding Common Stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 which require them to file reports with respect to their ownership of the Common Stock and their transactions in such Common Stock. Based upon (i) the copies of Section 16(a) reports which the Company received from such persons for their 1999 Fiscal Year transactions in the Common Stock and their Common Stock holdings, and (ii) the written representations received from one or more of such persons that no annual Form 5 reports were required to be filed by them for the 1999 Fiscal Year, the Company believes that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by its directors, executive officers and greater than ten percent beneficial owners.

ANNUAL REPORT

      A copy of the Annual Report of the Company for the 1999 Fiscal Year is being mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy solicitation material.

FORM 10-K

      The Company filed an Annual Report on Form 10-K with the Securities and Exchange Commission on March 30, 2000. The Company filed an Amended Annual Report on Form 10-K/A on April 12, 2000. Stockholders may obtain a copy of this amended report, without charge, by writing to the Chief Financial Officer at the Company's principal executive offices located at 100 William Street, 7th Floor, New York, New York 10038.


                                          By Order of the Board of Directors


                                          CURTIS CARMACK
                                          SECRETARY

Dated: May 29, 2000

                                MULTEX.COM, INC.
                                      PROXY

                  Annual Meeting of Stockholders, June 29, 2000

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                                MULTEX.COM, INC.

      The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held June 29, 2000 and the Proxy Statement and appoints Isaak Karaev, Chief Executive Officer, and James M. Tousignant, President, and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of Multex.com, Inc. (the "Company") which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Stockholders of the Company to be held at the Company's offices, 100 William Street, 7th Floor, New York, New York 10038 on Thursday, June 29, 2000 at 10:00 a.m. New York City time (the "Annual Meeting"), and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth below.

      1. To elect three directors to serve for a three-year term ending in the year 2003 or until each of their successors are duly elected and qualified;



            George F. Rick Adam, Jr.           |_| FOR all nominees listed at left (except     |_| WITHHOLD AUTHORITY TO VOTE for
            I. Robert Greene                       as written below to the contrary)               all nominees listed at left
            James M. Tousignant
                                               __________________________________________      Instruction: To withhold authority to
                                                                                               vote for an individual nominee, write
                                                                                               the nominee's name in the space
                                                                                               provided at left.

      2.    |_|FOR    |_|AGAINST   |_|ABSTAIN  To approve an amendment to the Company's Amended and Restated Certificate of
                                               Incorporation to increase the number of authorized shares of Common Stock from
                                               50,000,000 to 200,000,000.

      3.    |_| FOR   |_|AGAINST   |_|ABSTAIN  To approve amendments to the Company's 1999 Stock Option Plan (the "Plan") to
                                               increase the number of shares of Common Stock available for issuance under the
                                               Plan by an additional 3,500,000 shares and to increase the number of shares by which the share reserve under the Plan will automatically increase on the first trading day in each calendar year from three percent (3%) of the shares of Common Stock outstanding on the last trading day of the immediately preceding calendar year to five percent (5%) of such outstanding shares, subject to a maximum annual increase of
                                               900,000 shares.

      4.    |_| FOR   |_|AGAINST   |_|ABSTAIN  To ratify the appointment of Ernst & Young LLP as independent public accountants of the Company for the fiscal year ending December 31, 2000.

      5.                                       In accordance with the discretion of the proxy holders, to act upon all matters incident to the conduct of the meeting and upon other matters as may properly come before the meeting.


      The Board of Directors recommends a vote IN FAVOR OF the directors listed above and a vote IN FAVOR OF each of the listed proposals. This Proxy, when properly executed, will be voted as specified above. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE
VOTED IN FAVOR OF THE ELECTION OF THE DIRECTORS LISTED ABOVE AND IN FAVOR OF THE OTHER PROPOSALS.

      Please print the name(s) appearing
      on each share certificate(s) over
      which you have voting authority:
                                        --------------------------------------------------------------------------------------------
                                                                        (Print name(s) on certificate)

      Please sign your name:                                                             Date:
                             ----------------------------------------------------               ------------------------------------
                                           (Authorized Signature(s))